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                                                                      EXHIBIT 11

                         NOVAMETRIX MEDICAL SYSTEMS INC.

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS



                                                QUARTER ENDED    QUARTER ENDED
                                                 08-03-97          07-28-96
                                                 --------          --------
Net Income                                      $  523,858        $  647,874
                                                ==========        ==========

PRIMARY EARNINGS PER SHARE:
 Weighted average number of shares of
     Common Stock outstanding                    7,271,559         6,663,326

 Net effect of dilutive common stock
     equivalents (1)                             1,232,860         1,497,726

 Total weighted average number of shares
     of Common Stock and dilutive common
     stock equivalents outstanding              ----------        ----------
                                                 8,504,419         8,161,052

Per common share amounts                        $     0.06        $     0.08
                                                ==========        ==========

FULLY DILUTED EARNINGS PER SHARE:
 Weighted average number of shares of
    Common Stock outstanding                     7,271,559         6,663,326

 Net effect of dilutive common stock
    equivalents (1)                              1,966,407         1,545,418

 Total weighted average number of shares
    of Common Stock and dilutive common         ----------        ----------
    stock equivalents outstanding                9,237,966         8,208,744


Per common share amounts:                       $     0.06        $     0.08
                                                ==========        ==========

(1) Common stock equivalents consist of the Company's Preferred Stock, stock options, warrants and shares subscribed under the Company's employee stock purchase plan. The computation of dilutive common stock equivalents is based on the if-converted method for the Preferred Stock and on the treasury stock method for the other common stock equivalents using the average market price for the primary earnings per share computations and the higher of average or period ending market price for the fully diluted earnings per share computations.

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